ChoiceOne Financial Services, Inc. - 10-K

Exhibit 10.7

CHOICEONE FINANCIAL SERVICES, INC.
2002 EMPLOYEE STOCK PURCHASE PLAN
AS AMENDED AND RESTATED

SECTION 1
PURPOSE OF PLAN

          The purpose of the ChoiceOne Financial Services, Inc. 2002 Employee Stock Purchase Plan is to encourage Employees of the Company and the Company’s Subsidiaries to promote the best interests of the Company and to align the interests of Employees with the Company’s shareholders by permitting Eligible Employees to purchase shares of the Company’s Common Stock, at a price less than the Market Value of the Common Stock. The purchase of Common Stock under the Plan is intended to qualify as the exercise of an option granted under, and the Plan is intended to qualify as, an employee stock purchase plan under Section 423 of the Code.

SECTION 2
DEFINITIONS

          The following words have the following meanings unless a different meaning is plainly required by the context:

2.1	“Board” means the Board of Directors of the Company.

2.2	“Code” means the Internal Revenue Code of 1986, as amended. Each reference herein to a section or sections of the Code shall, unless otherwise noted, be deemed to include a reference to the rules and regulations issued under such section(s) of the Code.

2.3	“Committee” means the Personnel and Benefits Committee of the Board or such other committee as the Board shall designate to administer the Plan. The Committee shall consist of at least two members of the Board and all of its members shall be “non-employee directors” as defined in Rule 16b-3 issued under the Securities Exchange Act of 1934, as amended.

2.4	“Common Stock” means the Common Stock of the Company.

2.5	“Company” means ChoiceOne Financial Services, Inc., a Michigan corporation, and its successors and assigns.

2.6	“Cut-Off Date” means the date on which the Company determines the funds in each Participant’s Payroll Deduction Account, which funds shall be used to purchase shares of Common Stock on the next succeeding Stock Purchase Date pursuant to the Plan. Unless otherwise determined by the Committee, the Cut-Off Date shall be the twentieth day prior to the end of each Option Period during the term of the Plan or, if such day is not a working day, the next succeeding working day.

2.7	“Dividend Reinvestment Plan” means the ChoiceOne Financial Services, Inc. Dividend Reinvestment Plan, as amended from time to time.

2.8	“Election Form” means a notice (in a form approved by the Committee) that an Eligible Employee must complete to participate in the Plan and authorize payroll deductions to be made on the Eligible Employee’s behalf under the Plan.

2.9	Subject to Section 5 below, “Eligible Employees” means all present and future active Employees of the Company and its Subsidiaries, except (a) Employees whose customary employment by the Company or its Subsidiaries is (i) 20 hours or less per week or (ii) not more than five months in any calendar year and (b) Employees who have been employed by the Company or a Subsidiary for less than one year.

2.10	“Employee” means an employee of the Company or its Subsidiaries.

2.11	“Investment Sharebuilder Account” means the book-entry account established on behalf of a Participant pursuant to Section 8.2 below, in which shares of Common Stock purchased under the Plan shall be held.

2.12	“Market Value” of a share of Common Stock as of any Stock Purchase Date or other applicable date means: (a) if the Common Stock is listed for trading on The Nasdaq Stock Market or one or more national securities exchanges, the last reported sales price on the most recent Cut-Off Date prior to such Stock Purchase Date or other applicable date, or if the Common Stock shall not have been traded on the principal exchange on such Cut-Off Date, the last reported sales price on the first day before such Cut-Off Date on which Common Stock was so traded; (b) if the security is not so listed for trading, the fair market value determined by the Committee in good faith, taking into account such factors as it considers advisable. Factors that the Committee may, but need not, consider include, without limitation, the prices at which recent sales of Common Stock have been made, and the most recent reported bid and asked prices of the Common Stock as reported by the Company’s market makers on the applicable date.

2.13	“Option Period” means each calendar quarter, beginning on the first day of each such calendar quarter and ending on the last day of such calendar quarter.

2.14	“Participant” means an Eligible Employee who has elected to participate in the Plan in accordance with Section 6.1 below.

2.15	“Payroll Deduction Account” means the administrative record keeping account established on behalf of a Participant pursuant to Section 7.1 below, to which his or her payroll deductions shall be credited.

2.16	“Permanent Disability” or “Disability” means an inability of a Participant to perform his or her employment duties due to physical or mental disability such that the Participant would qualify for benefits under the Company’s disability benefits program.

2.17	“Plan” means the ChoiceOne Financial Services, Inc. 2002 Employee Stock Purchase Plan as set forth herein, as it may be amended from time to time.

2.18	“Purchase Price” means the purchase price for a share of Common Stock to be paid by a Participant on a Stock Purchase Date, as determined under Section 8.1 below.

2.19	“Retirement” means the voluntary termination of all employment by the Participant after the Participant has attained 55 years of age and completed six (6) years of service with the Company or its Subsidiaries.

2.20	“Stock Purchase Date” means a date on which shares of Common Stock are purchased pursuant to the Plan. Unless otherwise determined by the Committee, the Stock Purchase Date shall be the last working day of each Option Period during the term of the Plan.

2.21	“Subsidiary” means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company, now or in the future.

SECTION 3
ADMINISTRATION

          3.1          General. The Committee shall administer the Plan. The Committee may delegate record keeping, calculation, payment and other ministerial administrative functions to individuals designated by the Committee, who may be employees of the Company and its Subsidiaries. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules, regulations and procedures relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations shall be final and binding upon all persons unless otherwise determined by the Board. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it considers advisable.

          3.2          Indemnification of Committee Members. Neither any member or former member of the Committee, nor any individual or group to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person’s or the Committee’s taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan’s administration by any appropriate person or persons.

SECTION 4
STOCK SUBJECT TO THE PLAN

          4.1          Number of Shares of Common Stock. There shall be reserved for issuance and purchase by Participants under the Plan a total of 105,126 shares of Common Stock, subject to adjustment as provided in Section 4.2. Shares of Common Stock available under the Plan shall be authorized and unissued shares or shares repurchased by the Company.

          4.2          Adjustments. In the event of a stock dividend, stock split, recapitalization, merger, reorganization, consolidation, combination or exchange of shares of Common Stock during the term of the Plan, the number of shares reserved and authorized to be issued under the Plan shall be adjusted proportionately, and such other adjustments shall be made as may be considered necessary or equitable by the Committee or the Board. In the event of any other change affecting the Common Stock, such adjustments shall be made as may be considered equitable by the Committee or the Board to give proper effect to such change.

SECTION 5
ELIGIBILITY

Participation in the Plan shall be open only to Eligible Employees. No option rights may be granted under the Plan to any person who is not an Eligible Employee. No Eligible Employee shall be granted option rights under the Plan if such Employee, immediately after receiving the grant of such option rights under the Plan, would own (as determined pursuant to Sections 423(b)(3) and 424(d) of the Code) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries.

SECTION 6
PARTICIPATION AND WITHDRAWAL

          6.1          Election Form; Changes to Election Form.

          (a)          Participation by any Eligible Employee in the Plan shall be entirely voluntary. Any Eligible Employee may become a Participant by completing and delivering an Election Form to the Company. Such Eligible Employee shall become a Participant as of the first day of the next Option Period following the delivery of his or her Election Form, provided that the Election Form has been delivered at least twenty working days prior to the beginning of the first day of that Option Period. The Election Form will authorize specified regular payroll deductions (within the limits specified in Section 7.2 below) from the Participant’s periodic compensation during the time he or she is a Participant.

          (b)          Payroll deductions shall be made for each Participant in accordance with the Election Form and shall continue until the Participant’s participation terminates, the Election Form is modified or the Plan is terminated. A Participant may increase or decrease his or her payroll deduction (within the limits specified in Section 7.2 below) by delivering a new Election Form to the Company no later than twenty working days prior to the beginning of an Option Period. The Company or the applicable Subsidiary shall deduct the modified amount from the Participant’s payroll beginning with the first pay date to occur during the next Option Period. A Participant may not increase or decrease his or her payroll deductions during any Option Period.

          6.2          Withdrawal. A Participant may elect at any time to withdraw from participation in the Plan by written notice delivered to the Company no later than twenty working days before a pay date, or by such other time as the Committee may from time to time determine. Upon any termination by a Participant, (a) the Participant shall cease to be a Participant, (b) his or her Election Form shall be revoked insofar as subsequent payroll deductions that occur on or after twenty days after his or her withdrawal notice is delivered to the Company are concerned, and (c) the amount in his or her Payroll Deduction Account, as well as any payroll deductions made after such withdrawal notice becomes effective, shall be returned to him or her. Furthermore, upon the former Participant’s written request, (i) a certificate for the whole shares of Common Stock credited to the former Participant’s Investment Sharebuilder Account at any time after the withdrawal notice becomes effective shall be forwarded to the former Participant and (ii) the dollar amount of any remaining fractional shares of Common Stock credited to the former Participant’s Investment Sharebuilder Account, determined based on the Market Value of such fractional shares on the later of the date the former Participant’s request is delivered to the Company or the date on which the withdrawal notice becomes effective, shall be returned to him or her. An Eligible Employee who has withdrawn from the Plan shall not be eligible for reinstatement as a Participant during the Option Period in which such withdrawal occurs or for the following Option Period.

          Except as otherwise provided in Section 9 below, if a Participant ceases to be an Eligible Employee, (a) the Participant shall cease to be a Participant, (b) no further payroll deductions that occur on or after twenty days after the date the Participant ceases to be an Eligible Employee shall be made on his or her behalf and (c) the amount in his or her Payroll Deduction Account, as well as any payroll deductions that occur on or after twenty days after the date the Participant ceases to be an Eligible Employee, shall be returned to him or her. Furthermore, upon the former Participant’s written request, (i) a certificate for the whole shares of Common Stock credited to the former Participant’s Investment Sharebuilder Account at any time after twenty days after the date the Participant ceases to be an Eligible Employee shall be forwarded to the former Participant and (ii) the dollar amount of any remaining fractional shares of Common Stock credited to the former Participant’s Investment Sharebuilder Account, determined based on the Market Value of such fractional shares on the later of the date the former Participant’s request is delivered to the Company or the date that is twenty days after the date the Participant ceases to be an Eligible Employee, shall be returned to him or her.

SECTION 7
PAYROLL DEDUCTIONS

          7.1          Payroll Deduction Account. The Company and its Subsidiaries will maintain a Payroll Deduction Account for each Participant. Authorized payroll deductions shall begin with the first pay date to occur on or after the first day of the first Option Period with respect to which a Participant has elected (in accordance with Section 6.1) to participate in the Plan. Payments made by Participants through payroll deductions shall be credited to each Participant’s Payroll Deduction Account. No amounts other than payroll deductions authorized under the Plan may be credited to a Participant’s Payroll Deduction Account, unless the Committee otherwise consents in writing. No Participant shall be entitled to any interest on amounts held in his or her Payroll Deduction Account.

          7.2          Limits on Payroll Deductions. The amount of the payroll deduction specified by a Participant in his or her Election Form shall not be less than Ten Dollars ($10) or more than One Hundred Twenty-five Dollars ($125) for each pay period, or such other amount(s) as the Committee may determine in its sole discretion from time to time. Any such limit established by the Committee shall comply with the requirements of Section 423 of the Code.

SECTION 8
PURCHASE OF COMMON STOCK; INVESTMENT SHAREBUILDER ACCOUNTS

          8.1          Purchase Price. The Purchase Price for each share of Common Stock purchased on a Stock Purchase Date shall be ninety percent (90%) of the Market Value of the CommonStock as of that Stock Purchase Date, rounded to the nearest whole cent, or such other price that the Committee may determine in its sole discretion from time to time that is at least eighty-five percent (85%) of such Market Value.

          8.2          Method of Purchase and Investment Sharebuilder Accounts.

          (a)          Except as otherwise provided herein, each Participant having funds in his or her Payroll Deduction Account on a Cut-Off Date shall be, without any further action, granted an option on the next succeeding Stock Purchase Date to purchase the number of shares (including fractional shares) of Common Stock which the funds in his or her Payroll Deduction Account on such Cut-Off Date could purchase on such Stock Purchase Date, and each such Participant shall, without any further action, be deemed to have exercised such option on such Stock Purchase Date. Options that are not exercised automatically shall expire immediately and in no event shall any option be exercisable beyond the periods specified in Section 423(b)(7) of the Code. If the number of available shares on a Stock Purchase Date is not sufficient to exhaust all Payroll Deduction Accounts, the available shares shall be allocated in proportion to the funds available in each Payroll Deduction Account and the Plan shall terminate.

          (b)          All shares purchased under the Plan shall be maintained in Investment Sharebuilder Accounts for Participants under the terms of the Dividend Reinvestment Plan. Any cash dividends paid with respect to the shares in a Participant’s Investment Sharebuilder Account shall be applied to the Participant’s Investment Sharebuilder Account for the purchase of shares (including fractional shares) of Common Stock pursuant to the terms of the Dividend Reinvestment Plan, and shares so purchased shall be added to the shares held for a Participant in his or her Investment Sharebuilder Account. Any non-cash dividends paid with respect to the shares in a Participant’s Investment Sharebuilder Account shall be added to the shares held for a Participant in his or her Investment Sharebuilder Account.

          8.3          Limitation on Value of Common Stock to be Purchased. A Participant shall not have and may not exercise any option that would permit the Participant’s rights to purchase Common Stock under the Plan to accrue at a rate that exceeds Twenty-five Thousand Dollars ($25,000) of Common Stock (determined at the time of the grant of the option) in any one calendar year, and in no event may such option rights accrue at a rate which exceeds that permitted by Section 423(b)(8) of the Code.

          8.4          Title of Accounts. Each Investment Sharebuilder Account may be in the name of the Participant or, if so indicated on such Participant’s Election Form, in his or her name jointly or as tenants in common with a member of the Participant’s family, with right of survivorship. With the Committee’s consent, a Participant may be permitted to (a) designate a beneficiary to receive the Common Stock held in the Participant’s Investment Sharebuilder Account upon death or (b) transfer the Common Stock held in the Investment Sharebuilder Account to a revocable trust for the benefit of the Participant.

          8.5          Rights as a Shareholder. After a Participant’s Payroll Deduction Account has been charged with the amount of the Purchase Price on a Stock Purchase Date, the Participant shall have all of the rights and privileges of a shareholder of the Company with respect to shares purchased under the Plan and held in his or her Investment Sharebuilder Account, whether or not certificates representing the shares shall have been issued. In addition to the provisions specified in the Plan relating to termination of a Participant’s participation in the Plan, a Participant may withdraw the whole shares in his or her Investment Sharebuilder Account at any time upon written notice to the Company. Participants will be notified as to the amount and status of their Payroll Deduction Accounts and Investment Sharebuilder Accounts at the same times and in the same manner as shareholders receive similar notices under the Dividend Reinvestment Plan, and in no event less than annually.

SECTION 9
RIGHTS ON DEATH, RETIREMENT OR PERMANENT DISABILITY

          9.1          Death. If a Participant dies during an Option Period, no further contributions on behalf of the deceased Participant shall be made, and certificates for any whole shares in the deceased Participant’s Investment Sharebuilder Account will be delivered to the deceased Participant’s beneficiary or such other person designated on the Election Form, along with the dollar amount of any remaining fractional shares of Common Stock credited to the Investment Sharebuilder Account, determined based on the Market Value of such fractional shares on the date of the Participant’s death. Furthermore, the executor or administrator of the deceased Participant’s estate may elect to withdraw the balance in the Participant’s Payroll Deduction Account by notifying the Company in writing at least ten working days before the Cut-Off Date in respect of such Option Period. If no timely election to withdraw has been made, the balance accumulated in the deceased Participant’s Payroll Deduction Account on such Cut-Off Date shall be used to purchase shares of Common Stock in accordance with Section 8 of the Plan on the next succeeding Stock Purchase Date. Promptly following such Stock Purchase Date, certificates for any whole shares in the deceased Participant’s Investment Sharebuilder Account will be delivered to the deceased Participant’s beneficiary or such other person designated on the Election Form, along with the dollar amount of any remaining fractional shares of Common Stock credited to the Investment Sharebuilder Account, determined based on the Market Value of such fractional shares on such Stock Purchase Date.

          9.2          Retirement or Permanent Disability. If, during an Option Period, a Participant (a) Retires or (b) incurs a Permanent Disability, no further contributions on behalf of the Retired or Disabled Participant shall be made. A Retired or Disabled Participant may elect to withdraw the balance in his or her Payroll Deduction Account by notifying the Company in writing at least ten working days before the Cut-Off Date in respect of such Option Period. If no election to withdraw has been made, the balance accumulated in the Retired or Disabled Participant’s Payroll Deduction Account shall be used to purchase shares of Common Stock in accordance with Section 8 of the Plan on the next succeeding Stock Purchase Date. Upon the Participant’s written request, certificates for whole shares credited to the Participant’s Investment Sharebuilder Account, along with the dollar amount of any remaining fractional shares of Common Stock credited to Participant’s Investment Sharebuilder Account, determined based on the Market Value of such fractional shares on the later of the date that the written request is delivered to the Company or the date on which the withdrawal request becomes effective, will be forwarded to the Participant. If a Retired or Disabled Participant dies during the Option Period of such Participant’s Retirement or Permanent Disability and such Participant shall not have notified the Company of his or her desire to withdraw the balance in his or her Payroll Deduction Account, the executor or administrator of such Participant’s estate or other legal title holder shall have all the rights provided pursuant to Section 9.1.

SECTION 10
GENERAL PROVISIONS

          10.1          Rights Not Transferable. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during his or her lifetime only by the Participant.

          10.2          Amendment of the Plan. The Committee or the Board may at any time, and from time to time, amend the Plan in any respect; provided, however, the Plan may not, without appropriate approval of the Company’s shareholders, be amended in any way that will cause the Plan to fail to meet the requirements of Section 423 of the Code. Any amendments to the Plan required under the Code to be approved by the Company’s shareholders shall not become effective unless and until such shareholder approval is obtained in accordance with the requirements of the Code.

          10.3          Termination of the Plan. The Plan and all rights of Employees hereunder shall terminate at the earliest of (a) when all shares of Common Stock reserved under the Plan have been purchased or (b) at any time, at the discretion of the Committee or the Board. Notice of termination shall be given to all Participants, but any failure to give notice shall not impair the termination. Upon termination of the Plan, (i) all amounts in a Participant’s Payroll Deduction Account shall be returned to such Participant and (ii) upon a Participant’s written request to the Company, certificates for all whole shares of Common Stock held in such Participant’s Investment Sharebuilder Account shall be forwarded to such Participant, along with the dollar amount of any remaining fractional shares of Common Stock credited to such Participant’s Investment Sharebuilder Account, determined based on the Market Value of such fractional shares on the date such Participant’s written request is delivered to the Company. Any fractional shares remaining in such Participant’s Investment Sharebuilder Account shall thereupon be cancelled.

          10.4          Governing Law; Compliance with Law. The Plan shall be construed in accordance with the laws of the state of Michigan and applicable federal law. The Company’s obligation to sell and deliver shares of Common Stock hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. The Company may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines may be required to withhold or pay in connection with a Participant’s participation in the Plan.

          10.5          Not an Employment Contract. The Plan shall not be deemed to constitute a contract of employment between the Company or any Subsidiary and any Eligible Employee or Participant or to be consideration or inducement for the employment of any Eligible Employee or Participant. The Plan shall not be deemed to give any Participant or Eligible Employee the right to be retained as an Employee or in any other service of the Company or any Subsidiary, or to interfere with the right of the Company or any Subsidiary to discharge any Participant or Eligible Employee at any time regardless of the effect that such discharge shall have upon such person as a participant in the Plan.

          10.6          Effective Dates. Subject to shareholder approval at the 2002 Annual Meeting of Shareholders, the first Option Period under the Plan shall commence on July 1, 2002 and end on September 30, 2002, unless the Committee determines that the first Option Period should be later. If the Company’s shareholders do not approve the Plan at the 2002 Annual Meeting of Shareholders, the Plan shall terminate.

          10.7          Investment Intent. The Committee may require a Participant to confirm that he or she is purchasing with investment intent and not with a view to resale or other distribution.

          10.8          Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.